As filed with the Securities and Exchange Commission on May 15, 2006
Registration No. 333-133287

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RED LION HOTELS CORPORATION
(Exact name of registrant as specified in its charter)

WASHINGTON	91-1032187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
201 W. North River Drive, Suite 100, Spokane, Washington 99201 (509) 459-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Arthur M. Coffey
President and Chief Executive Officer
201 W. North River Drive, Suite 100
Spokane, Washington 99201
(509) 459-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Frank C. Woodruff, Esq.	Peter T. Healy, Esq.
Erin Joyce Letey, Esq.	O’Melveny & Myers LLP
Riddell Williams P.S.	Embarcadero Center West
1001 Fourth Avenue Plaza, Suite 4500	275 Battery Street, Suite 2600
Seattle, Washington 98154	San Francisco, California 94111-3305
(206) 624-3600	(415) 984-8700
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement, as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
EXPLANATORY NOTE
      This Amendment No. 2 to this registration statement on Form S-3 is being filed solely for the purpose of amending Part II of this registration statement and filing the exhibits indicated in Item 16 of Part II of this registration statement. No changes or additions are being made to the prospectus which forms a part of this registration statement. Accordingly, the prospectus has been omitted from this filing.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The expenses of this offering in connection with this registration statement are estimated as follows:

SEC registration fee	$8,633.19
NASD filing fee	$8,500.00
NYSE listing fee	$24,000.00
Printing expenses	$65,000.00
Legal fees and expenses	$95,000.00
Accounting fees and expenses	$75,000.00
Transfer agent and registrar fees and expenses	$4,000.00
Miscellaneous fees and expenses	$7,500.00

Total	$287,633.19

Item 15.	Indemnification of Directors and Officers
      The Amended and Restated By-Laws (“By-Laws”) and Amended and Restated Articles of Incorporation (the “Articles”) of Red Lion Hotels Corporation (the “Company”) provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act (the “WBCA”), as amended from time to time, indemnify all directors and officers of the Company. In addition, the Articles contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damage arising out of a breach of fiduciary duty. Chapter 23B.08.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for reasonable expenses incurred) arising under the Securities Act.
      Pursuant to Chapter 23B.08.580 of the WBCA, the Board of Directors (the “Board”) may authorize, by a vote of a majority of a quorum of the Board, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Chapter 23B.08.510 or 23B.08.520 of the WBCA. The Board has authorized the Company to purchase and maintain appropriate policies of insurance on behalf of the Company’s directors and officers against liabilities asserted against any such person arising out of his or her status as such. The Board may authorize the Company to enter into a contract with any person who is or was a director, officer, partner, trustee, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust, employee benefit plan or other enterprise providing for indemnification rights equivalent to or, if the Board so determines, greater than those provided for in the By-Laws. The Board has authorized the Company to enter into contracts providing for indemnification with any person who is or was a director or officer of the Company.
      The Company has entered into employment agreements with certain members of management containing provisions entitling the executive to indemnification for losses incurred in the course of service to the Company or its subsidiaries, under certain circumstances.

Item 16.	Exhibits.

Exhibit
Number		Description

1	**	Underwriting Agreement
3	.1(1)	Amended and Restated Articles of Incorporation
3	.2(2)	Amended and Restated By-Laws
4	.1**	Specimen Common Stock Certificate
4	.2(4)	Certificate of Trust of Red Lion Hotels Capital Trust
4	.3(4)	Declaration of Trust of Red Lion Hotels Capital Trust
4	.4(5)	Amended and Restated Declaration of Trust of Red Lion Hotels Capital Trust
4	.5(5)	Indenture for 9.5% Junior Subordinated Debentures Due February 24, 2044
4	.6(5)	Form of Certificate for 9.5% Trust Preferred Securities (Liquidation Amount of $25 per Trust Preferred Security) of Red Lion Hotels Capital Trust (included in Exhibit 4.4 as Exhibit A-1)
4	.7(5)	Form of 9.5% Junior Subordinated Debenture Due February 24, 2044 (included in Exhibit 4.5 as Exhibit A)
4	.8(5)	Trust Preferred Securities Guarantee Agreement dated February 24, 2004
4	.9(5)	Trust Common Securities Guarantee Agreement dated February 24, 2004
5	**	Opinion of Riddell Williams P.S.
10	.1(6)	Employment Agreement dated March 1, 1998 between the registrant and David M. Bell
10	.2(3)	Employee Stock Purchase Plan
10	.3(7)	1998 Stock Incentive Plan
10	.4(3)	Form of Restricted Stock Award Agreement
10	.5(6)	Form of Nonqualified Stock Option Agreement
10	.6(8)	Form of Notice of Grant of Stock Options and Option Agreement
10	.7(9)	Executive Employment Agreement dated April 13, 2003 between the registrant and Arthur M. Coffey
10	.8(10)	Executive Employment Agreement dated May 21, 2003 between the registrant and Thomas McKeirnan
10	.9(11)	Executive Employment Agreement dated November 22, 2004 between the registrant and Anupam Narayan
10	.10(12)	Executive Officers Variable Pay Plan
10	.11(13)	Summary Sheet for Director Compensation and Executive Cash Compensation and Performance Criteria Under Executive Officers Variable Pay Plan
10	.12(14)	Amended and Restated Agreement of Limited Partnership of Red Lion Hotels Limited Partnership dated November 1, 1997
10	.13(4)	First Amendment dated January 1, 1998 to Amended and Restated Agreement of Limited Partnership of Red Lion Hotels Limited Partnership dated November 1, 1997
10	.14(4)	Second Amendment dated April 20, 1998 to Amended and Restated Agreement of Limited Partnership of Red Lion Hotels Limited Partnership dated November 1, 1997
10	.15(4)	Third Amendment dated April 28, 1998 to Amended and Restated Agreement of Limited Partnership of Red Lion Hotels Limited Partnership dated November 1, 1997
10	.16(4)	Fourth Amendment dated May 14, 1999 to Amended and Restated Agreement of Limited Partnership of Red Lion Hotels Limited Partnership dated November 1, 1997
10	.17(4)	Fifth Amendment dated January 1, 2000 to Amended and Restated Agreement of Limited Partnership of Red Lion Hotels Limited Partnership dated November 1, 1997
10	.18(4)	Sixth Amendment dated June 30, 2000 to Amended and Restated Agreement of Limited Partnership of Red Lion Hotels Limited Partnership dated November 1, 1997

Exhibit
Number		Description

10	.19(4)	Seventh Amendment dated January 1, 2001 to Amended and Restated Agreement of Limited Partnership of Red Lion Hotels Limited Partnership dated November 1, 1997
10	.20(15)	Eighth Amendment dated September 20, 2005 to Agreement of Limited Partnership of Red Lion Hotels Limited Partnership
10	.21(15)	Ninth Amendment dated February 2, 2006 to Agreement of Limited Partnership of Red Lion Hotels Limited Partnership
10	.22(16)	Tenth Amendment dated February 15, 2006 to Agreement of Limited Partnership of Red Lion Hotels Limited Partnership
10	.23(15)	Registration Rights Agreement dated February 2, 2006 between the registrant and Dunson Ridpath Hotel Associates Limited Partnership
10	.24*	Amendment dated April 27, 2006 to the Registration Rights Agreement dated February 2, 2006 between the registrant and Dunson Ridpath Hotel Associates Limited Partnership
10	.25(17)	Purchase and Sale Agreement dated December 17, 1999 with respect to WC Coast Holdings, Inc.
10	.26(17)	Membership Interest Purchase Agreement dated December 17, 1999 with respect to October Hotel Investors, LLC
10	.27(17)	First Amendment dated December 30, 1999 to Membership Interest Purchase Agreement with respect to October Hotel Investors, LLC
10	.28(4)	Fixed Rate Note effective as of June 14, 2001, in the original principal amount of $36,050,000 issued by WHC809, LLC, a Delaware limited liability company indirectly controlled by WestCoast, to Morgan Guaranty Trust Company of New York
10	.29(18)	Deed Of Trust and Security Agreement effective as of June 14, 2001, with WHC809, LLC, as grantor, and Morgan Guaranty Trust Company of New York, as beneficiary
10	.30(19)	Promissory Note dated effective as of June 27, 2003, in the original principal amount of $5,100,000 issued by WHC807, LLC, a Delaware limited liability company indirectly controlled by Red Lion Hotels Corporation (“WHC807”), to Column Financial, Inc. (“Column”) (the “WHC807 Promissory Note”). Nine other Delaware limited liability companies indirectly controlled by the registrant (the “Other LLCs”) simultaneously issued nine separate Promissory Notes to Column in an aggregate original principal amount of $50,100,000 and otherwise on terms and conditions substantially similar to those of the WHC807 Promissory Note (these Promissory Notes and their respective issuers and principal amounts are identified in Exhibit D to the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing filed as Exhibit 10.30).
10	.31(19)	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated effective as of June 27, 2003, with WHC807 as grantor and Column as beneficiary (the “WHC807 Deed of Trust”). Each of the Other LLCs simultaneously executed a separate Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing as grantor with Column as beneficiary and otherwise on terms and conditions substantially similar to those of the WHC807 Deed of Trust (these nine other documents and their respective grantors and the respective parcels of real property encumbered thereby are identified in Exhibit E to the WHC807 Deed of Trust).
10	.32(19)	Indemnity and Guaranty Agreement dated effective as of June 27, 2003, between Red Lion Hotels Corporation and Column with respect to the WHC807 Promissory Note and the WHC807 Deed of Trust. The registrant and Column have entered into nine separate Indemnity and Guaranty Agreements on substantially similar terms and conditions with respect to the Other LLCs’ Promissory Notes and Deeds of Trust, Assignments of Leases and Rents, Security Agreements and Fixture Filings referred to in Exhibits 10.29 and 10.30, respectively.
10	.33(20)	First Amended and Restated Credit Agreement dated February 1, 2005 between the registrant and Wells Fargo Bank, N.A.
10	.34(13)	Second Amended and Restated Credit Agreement dated February 1, 2006 between the registrant and Wells Fargo Bank, N.A.

Exhibit
Number		Description

21	(13)	List of Subsidiaries of the registrant
23	.1*	Consent of BDO Seidman, LLP
23	.2**	Consent of Riddell Williams P.S. (included in Exhibit 5)

*	Previously filed.

**	Filed herewith.

(1)	Previously filed with the SEC as an exhibit to the registrant’s Form 8-K on September 20, 2005.

(2)	Previously filed with the SEC as an exhibit to the registrant’s Form 10-K on March 31, 2003.

(3)	Previously filed with the SEC as an exhibit to the registrant’s Form S-1 on January 20, 1998.

(4)	Previously filed with the SEC as an exhibit to the registrant’s Form S-1 on November 4, 2003.

(5)	Previously filed with the SEC as an exhibit to the registrant’s Form 8-K on March 19, 2004.

(6)	Previously filed with the SEC as an exhibit to the registrant’s Form S-1/A on March 10, 1998.

(7)	Previously filed with the SEC as an exhibit to the registrant’s Form 10-Q on May 15, 2001.

(8)	Previously filed with the SEC as an exhibit to the registrant’s Form 8-K on November 15, 2005.

(9)	Previously filed with the SEC as an exhibit to the registrant’s Form 10-Q on August 14, 2003.

(10)	Previously filed with the SEC as an exhibit to the registrant’s Form S-1/A on February 6, 2004.

(11)	Previously filed with the SEC as an exhibit to the registrant’s Form 8-K on November 22, 2004.

(12)	Previously filed with the SEC as an exhibit to the registrant’s Form 8-K on March 23, 2005.

(13)	Previously filed with the SEC as Exhibit 10.11 to the registrant’s Form 10-K on April 3, 2006.

(14)	Previously filed with the SEC as an exhibit to the registrant’s Form S-1/A on February 27, 1998.

(15)	Previously filed with the SEC as an exhibit to the registrant’s Form 8-K on February 8, 2006.

(16)	Previously filed with the SEC as an exhibit to the registrant’s Form 8-K on February 22, 2006.

(17)	Previously filed with the SEC as an exhibit to the registrant’s Form 8-K on January 19, 2000.

(18)	Previously filed with the SEC as an exhibit to the registrant’s Form 10-Q on August 14, 2001.

(19)	Previously filed with the SEC as an exhibit to the registrant’s Form 10-Q on August 14, 2003.

(20)	Previously filed with the SEC as an exhibit to the registrant’s Form 8-K on February 15, 2005.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

(5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on May 15, 2006.

RED LION HOTELS CORPORATION

By:	/s/ Arthur M. Coffey

Arthur M. Coffey, President and Chief Executive Officer
POWERS OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on May 15, 2006.

Signature	Title

/s/ Arthur M. Coffey Arthur M. Coffey	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Anupam Narayan Anupam Narayan	Executive Vice President, Chief Investment Officer and Chief Financial Officer (Principal Financial Officer)

/s/ Anthony F. Dombrowik Anthony F. Dombrowik	Senior Vice President, Corporate Controller (Principal Accounting Officer)

* Donald K. Barbieri	Chairman of the Board of Directors

* Richard L. Barbieri	Director

* Ryland P. Davis	Director

* Jon E. Eliassen	Director

* Peter F. Stanton	Director

Signature	Title

* Ronald R. Taylor	Director

/s/ Arthur M. Coffey Arthur M. Coffey Attorney-in-fact

*	By Arthur M. Coffey, as attorney-in-fact